                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
              THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement

[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)
      (2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-12

                               MOVADO GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1)  Title of each class of securities to which transaction applies:

          ______________________________________________________________________
     (2)  Aggregate number of securities to which transaction applies:

          ______________________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ______________________________________________________________________
     (4)  Proposed maximum aggregate value of transaction:

          ______________________________________________________________________
     (5)  Total fee paid:

          ______________________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ______________________________________________________________________
     (2)  Form, Schedule or Registration Statement No.:

          ______________________________________________________________________
     (3)  Filing Party:

          ______________________________________________________________________
     (4)  Date Filed:

          ______________________________________________________________________

                               MOVADO GROUP, INC.
                                  650 FROM ROAD
                            PARAMUS, NEW JERSEY 07652

                                                                    MAY 16, 2005

Dear Fellow Shareholder:

      You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Movado Group, Inc. to be held on Thursday, June 16, 2005 at 10:00 a.m., Eastern Daylight Time, at the Company's executive offices in Paramus, New Jersey. The official Notice of Meeting, Proxy Statement and form of proxy are enclosed with this letter. The matters listed in the Notice of Meeting are described in the enclosed Proxy Statement.

      We sincerely hope you will be able to attend the meeting. We will report on the Company's progress and respond to questions you may have about the Company's business.

      Whether or not you plan to attend, the vote of every shareholder is important and your cooperation in completing, signing and returning your proxy promptly will be appreciated.

      We hope to see you at the Annual Meeting.

Sincerely,

Gedalio Grinberg                           Efraim Grinberg
CHAIRMAN OF THE BOARD OF DIRECTORS         PRESIDENT AND CHIEF EXECUTIVE OFFICER

              WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE
            COMPLETE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY IN THE
                                ENCLOSED ENVELOPE
            WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                               MOVADO GROUP, INC.
                                  650 FROM ROAD
                            PARAMUS, NEW JERSEY 07652

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  June 16, 2005

Notice is hereby given that the Annual Meeting of Shareholders of Movado Group, Inc. will be held on Thursday, June 16, 2005 at 10:00 a.m., Eastern Daylight Time, at the Company's executive offices located at 650 From Road, Paramus, New Jersey for the following purposes:

      1. To elect eight directors to serve until the next Annual Meeting and until their successors are elected and qualified; and

      2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending January 31, 2006; and

      3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Holders of the Company's Common Stock and Class A Common Stock of record at the close of business on May 12, 2005 are entitled to notice of and to vote at the Annual Meeting of Shareholders or any postponements or adjournments thereof.

Dated: May 16, 2005                           By order of the Board of Directors

                                              Timothy F. Michno
                                              Secretary and General Counsel

                               MOVADO GROUP, INC.
                                  650 FROM ROAD
                                PARAMUS, NJ 07652

                                 PROXY STATEMENT

INFORMATION CONCERNING THE SOLICITATION

      This proxy statement and the accompanying proxy are being furnished to the shareholders of Movado Group, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be used for voting at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, June 16, 2005 at 10:00 a.m., Eastern Daylight Time, at the Company's executive offices located at 650 From Road, Paramus, New Jersey and at any adjournments thereof. It is expected that this proxy statement and the form of proxy will first be sent to shareholders on or about May 16, 2005.

      At the Annual Meeting, the holders of the Company's Common Stock and Class A Common Stock (together the "Capital Stock") will be asked to consider and vote upon the following proposals:

      1. To elect eight directors to serve until the next annual meeting and until their successors are elected and qualified; and

      2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending January 31, 2006; and

      3. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

      The Board of Directors knows of no other business to be presented at the Annual Meeting. If any other business is properly presented, the persons named in the enclosed proxy will have the power to vote all proxies received, and not theretofore revoked, in accordance with the recommendations of the Board of Directors. If the enclosed proxy is properly executed, returned to the Company in time for the Annual Meeting and not revoked, your shares will be voted in accordance with the instructions contained thereon. Where a signed proxy is returned, but no specific instructions are indicated, your shares will be voted as follows: FOR the nominees for Directors identified below; and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal year 2006.

      Abstentions will be treated as present for purposes of determining a quorum for the Annual Meeting. Proxies returned by brokers as "non-votes" will not be treated as present for purposes of determining the presence of a quorum.

      Any shareholder who executes and returns a proxy may revoke it in writing at any time before it is voted at the Annual Meeting by: (i) filing with the Secretary of the Company, at the above address, written notice of such revocation bearing a later date than the proxy or a subsequent proxy relating to the same shares or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

      The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors. The entire cost of soliciting these proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone by officers, directors and employees of the Company, who will receive no additional compensation for such activities. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, who will be reimbursed for their reasonable expenses incurred in such connection.

OUTSTANDING VOTING SECURITIES

      The Board of Directors has fixed the close of business on May 12, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only holders of record of the Capital Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On April 21, 2005 there were 18,333,090 shares of Common Stock outstanding and 6,801,812 shares of Class A Common Stock outstanding. Each share of Common Stock is entitled to one vote, and each share of Class A Common Stock is entitled to 10 votes. The holders of a majority in voting power of the outstanding shares of Capital Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum at the Annual Meeting. Directors are elected by a plurality of the votes cast at the Annual Meeting. The approval of the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal 2006 requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of the Class A Common Stock and the Common Stock as of April 21, 2005 (except as otherwise noted in footnotes 3, 4, 5 and 7) by (i) each shareholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Class A Common Stock or of the outstanding shares of Common Stock, (ii) each director, (iii) each Named Executive Officer (as hereinafter defined) and (iv) all executive officers and directors as a group. Unless otherwise noted, all shares are beneficially owned by the persons indicated.

                                                                                   PERCENT OF
                                                   SHARES OF                   OUTSTANDING SHARES
                                                    CLASS A       SHARES OF     OF CAPITAL STOCK
                                                     COMMON         COMMON     ------------------  PERCENT OF
                                                     STOCK          STOCK       CLASS A              TOTAL
                                                  BENEFICIALLY   BENEFICIALLY    COMMON   COMMON     VOTING
           NAME OF BENEFICIAL OWNER                   OWNED          OWNED       STOCK     STOCK    POWER (1)
-----------------------------------------------   ------------   ------------   -------   ------   ----------
Margaret Hayes Adame (2).......................             -         15,750        -         *          *
David L. Babson & Co.Inc. (3)..................             -      1,979,842        -      10.8%       2.3%
Barclays Global Investors, NA (4)..............             -      1,156,656        -       6.3%       1.3%
Bricoleur Capital Management LLC (5)...........             -      1,152,802        -       6.2%       1.3%
Richard J. Cote (6) ...........................             -      1,043,677        -       5.5%       1.2%
Dimensional Fund Advisors Inc. (7) ............             -      1,511,974        -       8.2%       1.8%
Alexander Grinberg (8).........................     2,752,611         44,652     40.5%        *       31.9%
Efraim Grinberg(9) ............................     4,097,618      1,174,995     60.2%      6.2%      48.4%
Gedalio Grinberg (10)..........................     1,558,029        161,007     22.9%        *       18.2%
Alan H. Howard (2).............................             -         13,874        -         *          *
Eugene J. Karpovich (11).......................             -         48,856        -         *          *
Nathan Leventhal ..............................             -              -        -         -          -
Timothy F. Michno (12).........................             -         35,194        -         *          *
Donald Oresman (2).............................         3,920         12,000        *         *          *
Miriam Phalen (13).............................     2,764,917              -     40.6%        -       32.0%
Leonard L. Silverstein (2) (14)................       942,283        104,646     13.9.%       *       11.0%
All executive officers and directors as a group
  (12 persons) (15)............................     5,659,567      2,488,810     83.2%      2.6%      67.3%

----------------
*  DENOTES LESS THAN ONE PERCENT

The address for Messrs. Cote, A. Grinberg, G. Grinberg. E. Grinberg, Howard, Karpovich, Leventhal, Michno, Oresman and Silverstein and Ms. Hayes Adame and Ms. Phalen is c/o Movado Group, Inc., 650 From Road, Paramus, New Jersey 07652.

(1) In calculating the percent of total voting power, the voting power of shares of Common Stock (one vote per share) and Class A Common Stock (10 votes per share) has been aggregated.

(2) The total shares of Common Stock reported as beneficially owned by each of Ms. Hayes Adame and Messrs. Howard, Oresman and Silverstein includes 12,000 shares each has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan.

(3) In a filing on Schedule 13G dated May 10, 2004 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), David L. Babson & Co. Inc. ("Babson") reported beneficial ownership as of April 30, 2004 of 989,921 shares of Common Stock (equal to 1,979,842 shares as adjusted for the Company's 2 for 1 stock split on June 25, 2004) as to which it reported having sole dispositive power. Babson reported having sole voting power over 586,421 shares of Common Stock (equal to 1,172,842 split adjusted shares) and shared voting power as to 403,500 shares (equal to 807,000 split adjusted shares). Babson also reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of Babson is One Memorial Drive, Cambridge, MA 02142.

(4) On February 13, 2005 in a filing on Schedule 13G under the Exchange Act, Barclays Global Investors, NA ("BGI") and Barclays Global Fund Advisors ("BGF") reported beneficial ownership as of December 31, 2004, respectively, of 978,802 and 177,854 shares of Common Stock for an aggregate total of 1,156,656 shares. Each of BGI and BGF reported having sole dispositive power and sole voting power over all the shares it reported as beneficially owning. Each reporting person also reported that all of the shares of Common Stock which it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of BGI and BGF is 45 Fremont Street, San Francisco, CA 94105.

(5) In a filing on Schedule 13G dated February 11, 2005 under the Exchange Act, Bricoleur Capital Management LLC ("Bricoleur") reported beneficial ownership as of December 31, 2004 of 1,152,802 shares of Common Stock, as to which it has shared voting and shared dispositive power. Bricoleur also reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of Bricoleur is 12230 El Camino Real, Suite 100, San Diego, CA 92130.

(6) The total shares of Common Stock reported as beneficially owned by Mr. Cote includes 633,882 shares which he has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan and 2,200 shares held by a trust for the benefit of his children as to which shares Mr. Cote has shared dispositive power with his spouse who is the trustee with sole voting power.

(7) On February 9, 2005 in a filing on Schedule 13G under the Exchange Act, Dimensional Fund Advisors, Inc. ("DFA") reported beneficial ownership as of December 31, 2004 of 1,511,974 shares of Common Stock as to all of which it has sole voting and investment power. DFA also reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of DFA is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(8) The total number of shares of Class A Common Stock beneficially owned by Mr. A. Grinberg includes 2,400,654 shares owned by Grinberg Partners L.P., a Delaware limited partnership, of which Mr. A. Grinberg is a limited partner, and 77,146 shares owned by trusts for the benefit of Mr. A. Grinberg's niece and nephew, of which trusts he is a co-trustee with Mr. Mark Fishman. Mr. A. Grinberg has shared voting and investment power with Grinberg Partners L.P., Grinberg Group Partners, a Delaware general partnership (general partner of Grinberg Partners L.P.) and Miriam Phalen over the 2,400,654 shares owned by Grinberg Partners L.P., and shared voting and investment power with Mr. Fishman over the 77,146 shares owned by the trusts. The Common Stock owned by Mr. A. Grinberg includes 36,290 shares he has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan.

(9) The total number of shares of Class A Common Stock beneficially owned by Mr. E. Grinberg includes an aggregate of 563,306 shares held by several trusts for the benefit of Mr. E. Grinberg's siblings and himself, of which trusts Mr. E. Grinberg is sole trustee. As sole trustee, Mr. E. Grinberg has sole investment and voting power with respect to the shares held by such trusts. In addition, the amount of shares of Class A Common Stock reported for Mr. E. Grinberg includes an aggregate of 862,940 shares of Class A Common Stock held by several trusts for the benefit of Mr. E. Grinberg's siblings and himself, of which trusts Mr.

      E. Grinberg is co-trustee with Mr. Leonard L. Silverstein. As a co-trustee, Mr. E. Grinberg has shared investment and voting power with Mr. Silverstein with respect to the shares of Class A Common Stock held by such trusts. The total number of shares of Class A Common Stock beneficially owned by Mr. E. Grinberg also includes 2,400,654 shares owned by Grinberg Partners L.P., a Delaware limited partnership, of which Grinberg Group Partners, a Delaware general partnership ("GGP"), is the general partner. As the managing partner of GGP, Mr. E. Grinberg has shared power to direct the voting and disposition of the shares owned by Grinberg Partners L.P. Also included in the total number of shares of Class A Common Stock reported as beneficially owned by Mr. E. Grinberg are 20,000 shares owned by the Efraim Grinberg Family Foundation, a non-profit corporation, as to which shares Mr. E. Grinberg has shared investment and voting control together with the other member of the Board of Directors of that non-profit corporation. The total number of shares of Common Stock owned by Mr. E. Grinberg includes 67,709 shares of Common Stock held under the Company's Employee Savings and Investment Plan ("401(k) Plan"), the trustees of which are Messrs. G. Grinberg and E. Grinberg, both of whom have shared investment and voting power as to such shares, and 71,848 shares of Common Stock held under the Company's Stock Bonus Plan, for which Mr. E. Grinberg is a co-trustee and as to which shares he has shared investment and voting power. Also included in Mr. E. Grinberg's total number of shares of Common Stock are 2,000 shares owned by the Efraim Grinberg Family Foundation, as to which shares Mr. E. Grinberg has shared investment and voting control with the other member of the Board of Directors of that non-profit corporation. The total number of shares of Common Stock owned by Mr. E. Grinberg also includes 673,860 shares of Common Stock which he has the right to acquire by the exercise of options under the Company's 1996 Incentive Stock Plan. Mr. E. Grinberg disclaims beneficial ownership as to the 954,218 shares of Class A Common Stock held by the trusts for the benefit of his siblings of which he is trustee or co-trustee; the 67,709 shares of Common Stock held under the Company's 401(k) Plan and the 71,848 shares of Common Stock held under the Company's Stock Bonus Plan, except to the extent of his pecuniary interest in the shares held under the Company's 401(k) Plan, and all the shares held by the Efraim Grinberg Family Foundation.

(10) The total number of shares of Class A Common Stock beneficially owned by Mr. G. Grinberg includes: 79,343 shares of Class A Common Stock owned by The Grinberg Family Foundation, a non-profit corporation of which Mr. G. Grinberg, Sonia Grinberg and Leonard L. Silverstein are the directors and officers and as to which shares these three individuals have shared investment and voting power. Also included in the total number of shares of Class A Common Stock beneficially owned by Mr. G. Grinberg are 38,000 shares owned by CAP I Partners L.P., a limited partnership of which CAP I Partners LLC is the general partner. Mr. G. Grinberg, as the managing member of CAP I Partners LLC, has the sole power to vote and dispose of the shares owned by CAP I Partners L.P. The total number of shares of Common Stock beneficially owned by Mr. G. Grinberg includes 67,709 shares of Common Stock held under the Company's 401(k) Plan, the trustees for which are Messrs. G. Grinberg and E. Grinberg, both of whom have shared investment and voting power as to such shares; 71,848 shares of Common Stock held under the Company's Stock Bonus Plan, for which Mr. G. Grinberg is a co-trustee and as to which shares he has shared investment and voting power; and 10,000 shares of Common Stock held by a charitable remainder trust for which Mr. G. Grinberg is a co-trustee together with Mr. Andrew Weiss. Mr. G. Grinberg disclaims beneficial ownership as to the shares of Class A Common Stock owned by The Grinberg Family Foundation and by CAP I Partners L.P. and the shares of Common Stock held under the Company's 401(k) Plan and under the Company's Stock Bonus Plan, except to the extent of his pecuniary interest therein.

(11) The total number of shares of Common Stock reported as beneficially owned by Mr. Karpovich includes 46,286 shares which he has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan.

(12) The total number of shares of Common Stock reported as beneficially owned by Mr. Michno includes 35,176 shares which he has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan.

(13) The total number of shares of Class A Common Stock beneficially owned by Ms. Miriam Phalen includes 2,400,654 shares owned by Grinberg Partners L.P., a Delaware limited partnership of which Ms. Phalen is a limited partner, and 74,172 shares owned by trusts for the benefit of Ms. Phalen's children, of which trusts Ms. Phalen is the sole trustee. Ms. Phalen has shared voting power with Grinberg Partners L.P., Grinberg Group Partners, a Delaware general partnership (general partner of Grinberg Partners L.P.) and A. Grinberg over the 2,400,654 shares owned by Grinberg Partners L.P., and sole voting and investment power over the 74,172 shares owned by the trusts.

(14) The total number of shares of Class A Common Stock beneficially owned by Mr. Leonard L. Silverstein includes an aggregate of 862,940 shares of Class A Common Stock held by several trusts for the benefit of Mr. G. Grinberg's three children, of which trusts Mr. Silverstein is co-trustee with Mr. E. Grinberg, with whom he has shared investment and voting power as to the shares held by such trusts. The total number of shares of Class A Common Stock reported for Mr. Silverstein also includes 79,343 shares of Class A Common Stock owned by The Grinberg Family Foundation, of which Mr.
      G. Grinberg, his wife and Mr. Silverstein are the directors and officers and as to which shares these three individuals have shared investment and voting power. The total number of shares of Common Stock beneficially owned by Mr. Silverstein includes: 4,000 shares owned by the Leonard and Elaine Silverstein Family Foundation of which Mr. Silverstein and his wife are the directors and officers and as to which shares they have shared investment and voting power, and 88,646 shares held by a trust of which Mr. Silverstein is trustee and as to which shares he has sole investment and voting power. Mr. Silverstein disclaims beneficial ownership of the shares of Class A Common Stock held by the trusts of which he is co-trustee with E. Grinberg, by The Grinberg Family Foundation and by The Leonard and Elaine Silverstein Family Foundation.

(15) Excludes double counting of shares deemed to be beneficially owned by more than one person. Unless otherwise indicated, the individuals named have sole investment and voting power.

PROPOSAL 1 - ELECTION OF DIRECTORS

      Directors hold office until the next annual meeting of shareholders and until the election and qualification of their successors. The Company's By-laws provide that the number of directors constituting the Board may be changed by action of the Board of Directors, so long as the number is not less than three. The Board currently consists of eight directors. All of the nominees are members of the present Board of Directors. If any nominee for election to the Board of Directors of the Company should be unable to accept nomination or election as a director, which is not expected, the proxies may be voted with discretionary authority for a substitute or substitutes designated by the Board of Directors or the number of directors constituting the Board may be reduced in accordance with the Company's By-laws. Directors shall be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote. Abstentions and broker "non-votes" shall not be counted for purposes of the election of directors. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED EXCEPT WHERE AUTHORITY HAS BEEN WITHHELD.

      The following table lists information with respect to the nominees for election as Directors of the Company.

      NAME               AGE   POSITION
----------------------   ---   --------
Margaret Hayes Adame     65    Director

Richard J. Cote          50    Executive Vice President and Chief Operating
                               Officer; Director

Efraim Grinberg          47    President and Chief Executive Officer; Director

Gedalio Grinberg         73    Chairman of the Board of Directors

Alan H. Howard           45    Director

Nathan Leventhal         62    Director

Donald Oresman           79    Director

Leonard L. Silverstein   83    Director

      There are no family relationships between any of the Company's directors, except for Efraim Grinberg who is the son of Gedalio Grinberg. There are no arrangements between any director and any other person pursuant to which any of them was elected a director.

      Ms. Hayes Adame was elected to the Board of Directors of the Company in September 1993. Ms. Hayes Adame is the President of Fashion Group International, Inc., a non-profit organization working with the fashion industry, which she joined in March 1993. From 1981 to March 1993, Ms. Hayes Adame was a senior vice president and general merchandise manager at Saks Fifth Avenue, a major retailer. She is also a member of the board of directors of International Flavors & Fragrances, Inc.

      Mr. Cote joined the Company in January 2000 as Executive Vice President - Finance and Administration. In May 2001 Mr. Cote was promoted to Executive Vice President - Chief Operating Officer. Prior to joining the Company, Mr. Cote worked for Colgate-Palmolive, a consumer goods company, where, from 1998 to 2000 he was Vice President and Chief Financial Officer for U.S. operations, and from 1993 to 1998, he was Vice President and Chief Financial Officer for Asia/Pacific operations.

      Mr. E. Grinberg joined the Company in June 1980 and served as the Company's Vice President of Marketing from February 1985 until July 1986, at which time he was elected to the position of Senior Vice President of Marketing. In 1988, Mr. E. Grinberg was elected to the Board of Directors of the Company. From June 1990 to October 1995, Mr. E. Grinberg served as the Company's President and Chief Operating Officer and since October 1995 served as the Company's President. In May 2001, Mr. E. Grinberg was elected to the position of President and Chief Executive Officer. Mr. E. Grinberg also serves on the Board of Directors of Lincoln Center for the Performing Arts, Inc., the American Watch Association and the Jeweler's Security Alliance.

      Mr. G. Grinberg founded the Company in 1961 and is the Chairman of the Board of Directors. Mr. G. Grinberg served as the Company's Chief Executive Officer until May 2001.

      Mr. Howard was elected to the Board of Directors of the Company in September 1997. Mr. Howard is a Managing Director of Credit Suisse First Boston LLC ("CSFB"), an international provider of financial services. He has been with CSFB and its predecessor companies since 1986.

      Mr. Leventhal, who was appointed to the Board in November 2003, served as Chief of Staff to John Lindsay, Deputy Mayor to Ed Koch, and Transition Chairman for both Mayors David Dinkins and Michael Bloomberg. He currently chairs Mayor Bloomberg's Committee on Appointments. In the not-for-profit sector, Mr. Leventhal served for 17 years as President of Lincoln Center for the Performing Arts, where he is now President Emeritus and Chairman of the Avery Fisher Artist Program. He currently serves on the boards and is chairman of the audit committees of 16 equity and fixed income mutual funds managed by the Dreyfus Corporation, an investment advisor. Mr. Leventhal is a former partner of the law firm Poletti Freidin Prashker Feldman & Gartner.

      Mr. Oresman has served on the Board of Directors of the Company since 1981. He was Executive Vice President and General Counsel of Paramount Communications, Inc., a publishing and entertainment company, from December 1983 until his retirement in March 1994. Prior to December 1983, Mr. Oresman was engaged in the practice of law as a partner of Simpson Thacher & Bartlett where he is now Of Counsel.

      Mr. Silverstein has served on the Board of Directors of the Company since 1975. He has been engaged in the practice of law at Silverstein and Mullens, a division of Buchanan Ingersoll, in Washington, D.C., for over 40 years. Mr. Silverstein also serves as Vice President and Director of Tax Management, Inc., a wholly owned subsidiary of BNA, Inc., and a director of Chevy Chase Federal Savings Bank. He is a former Vice Chairman and currently an active honorary trustee of the John F. Kennedy Center for the Performing Arts, Past President of the Alliance Francaise of Washington, formerly President and currently a director of the National Symphony Orchestra Association, Treasurer of the Madison Council of the Library of Congress and President, French-American Cultural Foundation.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

      Board Meetings and Committtees

      The Board of Directors has three committees: a Compensation Committee, an Audit Committee and a Nominating/Corporate Governance Committee. The Board of Directors held nine meetings during fiscal 2005.

      Audit Committee

      The Audit Committee of the Board of Directors is currently composed of Ms. Hayes Adame and Messrs. Howard, Leventhal and Oresman. Mr. Oresman is the chairman of the Audit Committee. The Board of Directors believes that each member of the Audit Committee is an "audit committee financial expert" as defined under the rules adopted by the SEC and, therefore, has accounting or related financial expertise in accordance with the NYSE listing standards. The Audit Committee held eight meetings in fiscal 2005.

      The principal functions of the Audit Committee are to (i) appoint, approve the compensation of, terminate and oversee the work of the Company's independent auditors; (ii) approve in advance all audit and permissible non-audit services provided to the Company by independent auditors; (iii) review, in consultation with the Company's independent auditors, management and the Company's internal auditors, the Company's financial reporting process, including its internal controls; (iv) review with management and the Company's independent auditors, the Company's annual and quarterly financial statements before the same are publicly filed, and (v) report regularly to the Board with respect to any issues that arise concerning, among other things, the quality or integrity of the Company's financial statements, the performance of the internal audit function, the Company's compliance with legal requirements and the performance and independence of the Company's independent auditors. The Audit Committee operates under a written charter which is available on the Company's website at www.movadogroup.com and in print upon the written request of any shareholder.

      Compensation Committee

      The directors serving on the Compensation Committee of the Board of Directors are Ms. Hayes Adame and Mesrrs. Howard, Leventhal, Oresman and Silverstein. Mr. Howard is the chairman of the Compensation Committee. The Compensation Committee held seven meetings in fiscal 2005. The principal functions of the Compensation Committee are to (i) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of those goals and objectives and set the CEO's compensation level based on that evaluation; (ii) review and approve compensation levels for executive non-CEO officers and key employees of the Company; (iii) review significant employee benefit programs and (iv) establish and administer executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs. The Compensation Committee operates under a written charter, which is available on the Company's website at www.movadogroup.com and in print upon the written request of any shareholder.

      Nominating/ Corporate Governance Committee

      The Nominating/Corporate Governance Committee, currently composed of Ms. Hayes Adame and Mssrs. Howard, Leventhal, Oresman and Silverstein, held one meeting in fiscal 2005. Mr. Leventhal is the chairman of the Nominating/Corporate Governance Committee.The principal functions of the Nominating/Corporate Governance Committee are to (i) identify individuals qualified to become directors, consistent with criteria approved by the Board, and recommend director candidates to the Board of Directors; (ii) develop and recommend corporate governance principles to the Board of Directors; (iii) oversee the adoption of a code of ethics for directors, officers and employees of the Company and assure that procedures are in place for disclosure of any waivers of that code for directors or executive officers; and (iv) oversee the evaluation of the Board. The Nominating/Corporate Governance Committee operates under a written charter. Copies of the Nominating/Corporate Governance Committee charter, the Company's Corporate Governance Guidelines and its Code of Business Conduct and Ethics are available on the Company's website at www.movadogroup.com and in print upon the written request of any shareholder.

      In considering possible candidates for director, the Nominating/Corporate Governance Committee will take into account all appropriate qualifications, qualities and skills in the context of the current make-up of the Board and will consider the entirety of each candidate's credentials. In addition, the Nominating/Corporate Governance Committee will evaluate each nominee according to the following criteria: personal character, accomplishments, integrity, and reputation in the business community; knowledge of the industry in which the Company does business; sound business judgment; leadership ability and capacity for strategic thinking; experience working constructively with others; sufficient time to devote to Board matters; diversity of viewpoints and backgrounds and the absence of any conflict of interest that might interfere with performance as a director.

      Shareholders may recommend director candidates for consideration by the Nominating/Corporate Governance Committee. To have a candidate considered by the Nominating/Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

   - The name of the shareholder and evidence of the person's ownership of Company stock, including the number and class of shares owned and the length of time of ownership; and

   - The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company and the person's consent to be named as a director if nominated by the Board of Directors.

      Each such recommendation must be sent to the Secretary of the Company at Movado Group, Inc., 650 From Road, Paramus, New Jersey 07652 and must be received by the Secretary not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of shareholders. The Nominating/Corporate Governance Committee will evaluate shareholder recommended director candidates in the same manner as it evaluates director candidates identified by other means.

Executive Sessions of Non-Management Directors

      The non-management directors hold regular executive sessions without management, and at least once each quarter. The chairman of the Nominating/Corporate Governance Committee acts as the presiding director of these executive sessions.

Communications with the Board of Directors

      Shareholders may communicate directly with the full Board of Directors, the Audit Committee of the Board of Directors or any individual director by sending such communication in writing to the attention of the General Counsel of the Company, 650 From Road, Paramus, NJ 07652. Such communications should indicate to whom they are intended to be directed. All communications received that relate to accounting, internal accounting controls or auditing matters will be referred to the chairman of the Audit Committee unless the communication is otherwise addressed. Parties may communicate anonymously and/or confidentially if they desire. All communications received will be forwarded to the appropriate director or directors.

Director Attendance at Annual Meeting

      The Company encourages all of the directors to attend each annual meeting of shareholders. To that end, and to the extent reasonably practicable, the Company regularly schedules a meeting of the Board of Directors on the same day as the Annual Meeting of Shareholders. All but one member of the Board of Directors attended the 2004 Annual Meeting of Shareholders.

Director Independence

      The listing standards of the New York Stock Exchange ("NYSE") require that a majority of the Board of Directors be independent. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors broadly considers all relevant facts and circumstances relative to independence and considers the issue not merely from the standpoint of the director, but also from the viewpoint of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others). In accordance with the NYSE listing standards the Board has adopted categorical standards of director independence that provide that none of the following relationships will be considered a material relationship that would impair a director's independence:

   - A director who is a director, an executive officer or an employee, or whose immediate family member is a director, an executive officer or an employee, of a company that makes payments to, or receives payments from, the Company for goods or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 and 2% of such other company's consolidated gross revenues; or

   - A director who serves, or whose immediate family member serves, as an executive, officer, director, trustee or employee of a charitable organization and the Company's discretionary charitable contributions to the organization are less than the greater of $1,000,000 and 2% of that organization's consolidated gross revenues.

The Board of Directors has determined that all of the non-management members of the Board of Directors, representing a majority of the entire Board, are independent under the NYSE listing standards and satisfy the Company's categorical standards set forth above.

      In addition, in accordance with the NYSE listing standards, the Board of Directors has determined that the Compensation Committee and Nominating/Corporate Governance Committee are composed entirely of independent directors. The Board of Directors has also determined that each member of the Audit Committee is independent under the applicable rules of the SEC.

DIRECTOR COMPENSATION

      No executive officer of the Company receives any additional compensation for serving the Company as a member of the Board of Directors or any of its committees. In fiscal 2005, directors who were not employees of the Company received an annual fee of $30,000. In addition, non-employee directors are eligible to receive stock awards under the 1996 Stock Incentive Plan, as amended. In 2001 and 2002 Ms. Hayes Adame and Messrs. Howard, Oresman and Silverstein each were awarded options to purchase 12,000 shares of the Company's Common Stock under that plan, all of which options vest in one-third increments on each of the first three anniversaries following the grant date, expire after 10 years and have an exercise price equal to or greater than the fair market value of the Company's Common Stock on the date of grant.

EXECUTIVE OFFICERS

      For detailed information concerning Richard Cote, Gedalio Grinberg and Efraim Grinberg, see the listing for each under the heading "Election of Directors" above. The names of the other executive officers of the Company (and their respective ages as of the filing date of this report) are set forth below together with the positions held by each during the past five years.

       NAME           AGE                      POSITION
-------------------   ---   -------------------------------------------------
Eugene J. Karpovich   58    Senior Vice President and Chief Financial Officer

Frank  V. Kimick      38    Vice President, Treasurer and Assistant Secretary

Timothy F. Michno     48    Secretary and General Counsel

      Mr. Karpovich came to the Company in 1998 as CFO for the Movado brand. From 2000 to 2001 he was Vice President, Financial Planning for the Company. He was promoted to Senior Vice President and Chief Financial Officer in October 2001. Before joining the Company, Mr. Karpovich had been the CFO of the watch company Wittnauer International, Inc., a subsidiary of Westinghouse Electric Corporation, Inc., where he was employed for 23 years.

      Mr. Kimick began with the Company in 1996 as Assistant Treasurer and in May 2001 was promoted to Vice President, Treasurer. Mr. Kimick is responsible for worldwide treasury operations, banking relationships and all aspects of cash and risk management. Before joining the Company, Mr. Kimick had been the Treasurer for Sunshine Biscuits, Inc., a food company, and held several treasury and consulting positions at other organizations.

      Mr. Michno joined the Company in April 1992 and since then has served as its Secretary and General Counsel. He has been engaged in the practice of law since 1983. Immediately prior to joining the Company and since 1986, he was an associate at the New York firm of Chadbourne & Parke. From 1988 to 1991 he served as a resident outside counsel to Fortune Brands, Inc. (formerly known as American Brands, Inc.), a consumer products company.

EXECUTIVE COMPENSATION

      The following table sets forth the compensation awarded to, earned by or paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company who were serving as such as of the end of the Company's last fiscal year (collectively, the "Named Executive Officers") during fiscal 2005, 2004 and 2003 (each fiscal year ending January
31) for services rendered in all capacities to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                                Long Term Compensation
                                                         Annual Compensation                           Awards
                                                ---------------------------------------  ------------------------------------
                                                                              Other      Restricted   Number of
                                                                              Annual       Stock     Securities    All Other
                  Name and                                                 Compensation    Awards    Underlying  Compensation
             Principal Position                 Year  Salary($)  Bonus($)      ($)         ($)(1)    Options (#)     ($)
----------------------------------------------  ----  ---------  --------  ------------  ----------  ----------  ------------
Efraim Grinberg,                                2005   850,000   605,000        -          13,600      177,541    119.554(2)
President and Chief Executive Officer           2004   834,232   650,000        -          13,179      511,552    117,050
                                                2003   778,847   200,000        -          11,077            0    108,386

Gedalio Grinberg ,                              2005   650,000   150,000        -               0            0    425,775(3)
Chairman of the Board                           2004   650,000   195,000        -               0            0    414,934
                                                2003   675,000   150,000        -               0            0    438,580

Richard Cote, Executive                         2005   495,866   356,000        -         307,400      105,051     52,775(4)
Vice President, Chief Operating Officer         2004   463,173   375,000        -           7,300      354,206     49,025
                                                2003   415,385   200,000        -           5,908            0     43,400

Eugene J. Karpovich                             2005   230,842   116,000        -          61,742       20,913     14,913(5)
Senior Vice President, Chief Financial Officer  2004   221,058   100,000        -          71,750        1,312     14,337
                                                2003   207,693    65,000        -           1,354       30,000     13,400

Timothy F. Michno                               2005   245,865    75,000        -          37,890       20,000     15,587(6)
Secretary and General Counsel                   2004   223,423    81,000        -          25,780            0     14,525
                                                2003   221,385    45,000        -           1,720       10,000     14,150

-------------------------

(1) At January 31, 2005 the aggregate number of shares of restricted stock held by each of the Named Executive Officers and the aggregate value thereof (based on the closing price of the Company's Common Stock as of January 31, 2005) were as follows: Mr. G. Grinberg: none; Mr. E. Grinberg:
      2,574.51 shares, $46,933; Mr. Cote: 21,483.62 shares, $393,646; Mr.
      Karpovich: 11,346.00 shares, $206,838; and Mr. Michno: 4,335.53 shares, $79,037. All of such shares held by Mr. E. Grinberg are phantom stock units ("Stock Units") granted under the Company's Deferred Compensation Plan for Executives ("Deferred Compensation Plan"). The Stock Units vest 20% at the end of each calendar year beginning in the calendar year in which awarded, except that, for participants 65 years or older, vesting is 100% at the end of the calendar year in which awarded. Mr. E. Grinberg was awarded 1,512.08, 1,394.60 and 1,181.37 Stock Units in calendar years 2002, 2003 and 2004 respectively. Mr. Cote was awarded 806.44, 818.76 and
      592.37 Stock Units in calendar years 2002, 2003 and 2004 respectively. Mr. Karpovich was awarded 200.24, 196.78 and 135.72 Stock Units in calendar years 2002, 2003 and 2004 respectively. Mr. Michno was awarded 212.30,
      187.44 and 137.59 Stock Units in calendar years 2002, 2003 and 2004 respectively. No dividends accrue in respect of the Stock Units. In addition, the shares of restricted stock held by Messrs. Cote, Karpovich and Michno include the following shares of Common Stock granted under the Company's 1996 Stock Incentive Plan: for Mr. Cote, 20,000 shares vesting April 8, 2007; for Mr. Karpovich, 7,000 and 4,000 shares vesting, respectively, April 28, 2006 and April 8, 2007; and Mr. Michno, 2,400 and 1,580 shares vesting, respectively, April 28, 2006 and April 8, 2007.

(2) Includes a $3,400 matching contribution made by the Company in respect of fiscal 2005 for the account of Mr. E. Grinberg pursuant to the Company's Employee Savings and Investment Plan ("401(k) Plan"). Also includes a matching cash contribution of $68,000 and a non-cash contribution of 1181.37 Stock Units valued at $17,000 (based on the closing prices of the Company's Common Stock on the grant dates) for fiscal 2005 to his account under the Company's Deferred Compensation Plan. Also includes $31,154 in total annual premiums paid in respect of certain life insurance policies purchased for Mr. E. Grinberg by the Company. Under his arrangement with the Company, Mr. E. Grinberg is entitled to the cash surrender value in respect of certain of these life insurance policies and his beneficiary is entitled to the applicable benefit without, in either event, reimbursement to the Company of any premiums paid by the Company under such policies.

(3) Includes $207,375 in total annual premiums paid in respect of certain life insurance policies and one travel accident policy purchased for Mr. G. Grinberg by the Company. Under his arrangement with the Company, Mr. G. Grinberg is entitled to the cash surrender value under these life insurance policies and his beneficiary is entitled to the applicable benefit without, in either event, reimbursement to the Company of any premiums paid by the Company under such policies. Also includes a $3,400 matching contribution made by the Company in respect of fiscal 2005 for the account of Mr. G. Grinberg pursuant to the Company's 401(k) Plan. Also includes $150,000 accrued by the Company in respect of a Death and Disability Benefit Plan agreement with Mr. G. Grinberg. See "Contract with Chairman" below. Also includes a matching cash contribution of $52,000 and a non-cash contribution of 767.87 Stock Units valued at $13,000 (based on the closing prices of the Company's Common Stock on the grant dates) made by the Company for fiscal 2005 to Mr. G. Grinberg's account pursuant to the Company's Deferred Compensation Plan.

(4) Includes a $3,400 matching contribution made by the Company in respect of fiscal 2005 for the account of Mr. Cote pursuant to the Company's 401(k) Plan. Also includes a matching cash contribution of $39,500 and a non-cash contribution of 592.37 Stock Units valued at $9,875 (based on the closing prices of the Company's Common Stock on the grant dates) for fiscal 2005 to his account under the Company's Deferred Compensation Plan.

(5) Includes a $3,400 matching cash contribution made by the Company in respect of fiscal 2005 for the account of Mr. Karpovich pursuant to the Company's 401(k) Plan. Also includes a matching cash contribution of $9,210 and a non-cash contribution of 135.72 Stock Units valued at $2,303 (based on the closing prices of the Company's Common Stock on the grant dates) for fiscal 2005 to his account under the Company's Deferred Compensation Plan.

(6) Includes a $3,400 matching contribution made by the Company in respect of fiscal 2005 for the account of Mr. Michno pursuant to the Company's 401(k) Plan. Also includes a matching cash contribution of $9,750 and a non-cash contribution of 137.69 Stock Units valued at $2,437 (based on the closing prices of the Company's Common Stock on the grant dates) for fiscal 2005 to his account under the Company's Deferred Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company has an agreement with Mr. Cote that provides for the continuation of his then applicable annual base salary paid bi-weekly for 24 months following Mr. Cote's termination of employment within two years after a change in control (defined as the acquisition by a person or group of more than 50% of the combined aggregate voting power represented by the Company's then outstanding shares; or certain mergers and asset sales; or a liquidation or dissolution), except that nothing is due if his termination is because of his death, disability or for cause.

      In August 2004, the Company entered into employment agreements with Mr. Karpovich, Mr. Kimick and Mr. Michno providing that, although each employee is employed at will, the relevant employee will be entitled to receive severance payments upon termination of his employment by the Company without Cause (as defined in the relevant employment agreement). The severance payments will be paid over the 12-month period after termination in bi-weekly installments equal to the employee's base salary, and the employee will also be entitled to post-termination medical benefits under COBRA.

      Under a Death and Disability Benefit Plan Agreement with Mr. G. Grinberg, dated September 23, 1994, in the event of Mr. G. Grinberg's death or disability while employed by the Company, the Company will pay to his spouse, if she is then living, an annual benefit equal, as of fiscal 2005, to $365,700 (increased October 1 each year by an amount equal to two percent of the benefit that would have been payable in the prior year). Benefits are payable for the lesser of 10 years or the life of Mr. G. Grinberg's spouse, and are payable only from the general assets of the Company. Neither Mr. G. Grinberg nor his spouse may assign the Agreement or any of the benefits payable thereunder and none of the benefits are payable to the estates or any of the heirs of Mr. G. Grinberg or his spouse. The Agreement provides that it automatically terminates in the event of the termination of Mr. G. Grinberg's employment with the Company for any reason other than his death or disability and further provides that it is not to be considered a contract of employment. For purposes of the Agreement "disability" means the inability of Mr. G. Grinberg to perform the duties pertaining to his job because of accident, sickness or other illness as determined by a majority of disinterested directors.

      In fiscal 1996, the Company entered into an agreement with a trust which, at that time, owned an insurance policy issued on the lives of Gedalio Grinberg and his spouse. The insurance policy provides for a death benefit of $27 million. The trustees of the trust are the three children of Mr. G. Grinberg and his spouse, namely, Efraim Grinberg, Alexander Grinberg and Miriam Phalen. Under the agreement, the trust assigned the insurance policy to the Company as collateral to secure repayment by the trust of interest free loans made by the Company to the trust in amounts equal to the premiums on the insurance policy (approximately $740,000 per annum). The agreement required the trust to repay the loans from the death benefit proceeds of the policy. At January 31, 2003 the Company had loaned the trust $5,186,860 under this agreement. On April 4, 2003, the agreement was amended and restated to transfer the policy (which at that time had a cash surrender value of $4,595,591) from the trust to the Company in partial repayment of the then outstanding loan balance which, as of that date, was reduced to $591,269. If the policy is terminated prior to the death of the insureds, the trust must repay the Company the amount of the accumulated premiums which the Company would also recover from the death benefit in the event it is paid.

      Mr. Alex Grinberg, a beneficial owner of more than five percent of the Company's Class A Common Stock and the brother of Efraim Grinberg, is the President of the Company's Concord brand in the United States and earned $329,842 in salary and annual bonus in fiscal 2005. In addition, as a participant in the Company's Stock Incentive Plan, Mr. Alex Grinberg received an award of 3,000 shares of Common Stock last year, subject to the same terms and conditions applicable to similar awards made to the other participants in that plan, including a three year vesting requirement.

      Mr. David Phalen is the spouse of Miriam Phalen, a beneficial owner of more than five percent of the Company's Class A Common Stock, and the brother-in-law of Efraim Grinberg. Mr. Phalen is the President of Retail Operations of Movado Retail Group, Inc. and earned $437,923 in salary and annual bonus in fiscal 2005. In addition, as a participant in the Company's Stock Incentive Plan, Mr. Phalen received an award of 3,200 shares of Common Stock last year, subject to the same terms and conditions applicable to similar awards made to the other participants in that plan, including a three year vesting requirement.

      See "Compensation Committee Interlocks and Insider Participation" for information regarding certain business relationships between the Company and Mr. Silverstein's law firm.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Company's Compensation Committee was at all times during fiscal year 2005 comprised entirely of independent Directors who at no time were executive officers or employees of the Company. The Compensation Committee for fiscal year 2005 was comprised of Margaret Hayes Adame, Alan H. Howard, Donald Oresman, Leonard L. Silverstein and Nathan Leventhal. Mr. Silverstein is a partner at the law firm of Silverstein & Mullens, a division of Buchanan & Ingersoll, P.C. That firm rendered legal services to the Company during fiscal 2005. No executive officer of the Company has ever served as a member of the board of directors or compensation committee of any company whose executive officers include a member of the Board of Directors or the Compensation Committee.

FISCAL 2005 STOCK OPTION GRANTS

      The following table provides certain information regarding grants of stock options made during fiscal 2005 to the Named Executive Officers pursuant to the Company's 1996 Stock Incentive Plan. The only new discretionary option grants made in fiscal 2005 to any of the Named Executive Officers was an option for 15,000 shares made to Mr. Karpovich and an option for 20,000 shares to Mr. Michno. All of the other options granted to the Named Executive Officers in fiscal 2005, including all of the options granted to Mr. E. Grinberg and Mr. Cote were reload options, the issuance of which resulted from rights that were granted to the option holders as part of their initial option grants made in prior years. Under the reload program, option holders may use Company Common Stock or Class A Common Stock they have owned for at least six months to pay the exercise price of their options and have shares withheld for the payment of income taxes due on the exercise. They then receive a new reload option to make up for the shares they used or had withheld. The reload option does not "vest" (i.e., become exercisable) for six months and expires on the expiration date of the initial grant. The Company no longer grants reload options, except to the extent required by the terms of previously granted options, and most of the previously granted reload rights have been terminated, including all of those previously granted to the Named Executive Officers.

                                                                                  GRANT
                                    INDIVIDUAL   GRANTS                        DATE VALUE(1)
                   ---------------------------------------------------------   -------------
                                 % OF TOTAL
                                  NUMBER OF
                    NUMBER OF    SECURITIES
                   SECURITIES    UNDERLYING
                   UNDERLYING      OPTIONS
                     OPTIONS     GRANTED TO    EXERCISE OR                       GRANT DATE
                     GRANTED    EMPLOYEES IN   BASE PRICE       EXPIRATION     PRESENT VALUE
      NAME            (#)        FISCAL YEAR     ($/SH)            DATE             ($)
----------------   ----------   ------------   -----------   ---------------   -------------
Efraim Grinberg      177,541        22.58         18.47      March 16, 2011      1,154,017

Richard Cote         105,051        13.36         18.47      March 16, 2011        683,245

Eugene Karpovich       1,974         2.66         14.36      March 16, 2011         10,651
                       3,939                      18.47      March 16, 2011         26,225
                      15,000                      14.05      August 27, 2014        97,695

Timothy F. Michno     20,000         2.54         14.05      August 27, 2014       130,260

      (1) The grant date present values set forth in the foregoing table were arrived at using the Black-Scholes option pricing model based on the following assumptions. Volatility was assumed to be 47.96% and 46.96% based on the weekly closing prices of the underlying Common Stock for the periods ending October 31, 2004 and January 31, 2005, respectively. The risk free rate of return for each option was determined based on the yield on the grant date on a U.S. Government Zero Coupon Bond with a maturity equal to the expected term of the option prior to exercise. Exercise was assumed to occur after 3.21 and 3.99 years, respectively, for the options granted with exercise prices of $18.47 and $14.36 and after 7.0 years for the options granted with exercise price of $14.05. Dividend yields of 1.11%, 1.14% and 0.87% were assumed to be constant over the life of the options granted in March 2004 and in August 2004 and January 2005, respectively. Option grant dates were (grant date/exercise price): January 3 and 4, 2005/$18.47; August 27, 2004/$14.05 and March 25, 2004/$14.36. This schedule does not take into account provisions of the options providing for termination of the option following termination of employment or nontransferability. The dollar amounts under this column are the result of calculations using a certain option pricing model based on the foregoing assumptions and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION
VALUES

      The following table sets forth information concerning exercises of stock options by the Named Executive Officers during the last fiscal year and the fiscal year-end value of shares of Common Stock represented by unexercised stock options held by each of the Named Executive Officers as of January 31, 2005.

                                                      NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                SHARES                    UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS
                               ACQUIRED     VALUE           FISCAL YEAR END  (#)           AT FISCAL YEAR END ($)
                             ON EXERCISE   REALIZED   -------------------------------   ---------------------------
         NAME                    (#)         ($)      EXERCISABLE       UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------   -----------   --------   -----------       -------------   -----------   -------------
Gedalio Grinberg..........           0            0           0                  0               0             0

Efraim Grinberg...........     266,664      481,308     673,860            177,542       3,064,612             0

Richard Cote..............     160,000      488,800     621,882            117,051       4,225,566       167,760

Eugene J. Karpovich ......       9,220       89,147      45,286             19,939         325,358        76,680

Timothy F. Michno.........           0            0      36,576             21,800         316,365       108,764

EQUITY COMPENSATION PLAN INFORMATION

      The table below sets forth information with respect to shares of Common Stock that may be issued under the Company's equity compensation plans as of January 31, 2005.


                                                                                           Number of securities
                                                                                          Remaining Available For
                                  Number of Securities to be       Weighted-Average        Future Issuance Under
                                   Issued Upon Exercise Of        Exercise Price of        Equity Compensation
                                 Outstanding Options, Warrants   Outstanding Options,   Plans (Excluding securities
         Plan category                   and Rights              Warrants and Rights      Reflected in Column (a))
------------------------------   -----------------------------   --------------------   ---------------------------
                                             (a)                          (b)                        (c)
Equity compensation plans
   approved by security
   holders (1) ...............           3,699,204 (2)                $11.66 (3)               1,413,858 (4)

Equity compensation plans
   not approved by
   security holders (5).......              73,041                  Not applicable               107,550
                                         ---------                  --------------             ---------

Total ........................           3,772,245                     $11.66                  1,521,408

--------------------
(1)   Includes the 1996 Stock Incentive Plan and the Deferred Compensation Plan.

(2) Includes 3,619,734 options outstanding under 1996 Stock Incentive Plan and 79,470 phantom stock units issuable as 79,470 shares of Common Stock under the Deferred Compensation Plan.

(3) Weighted average exercise price of options outstanding under the 1996 Stock Incentive Plan.

(4) Includes 1,393,328 shares available for issuance under the 1996 Stock Incentive Plan as options and other share based awards, and 20,530 shares available for issuance under the Deferred Compensation Plan.

(5) Includes the Stock Bonus Plan described in Note 12 to the Company's consolidated financial statements included in the Company's Form 10-K filed for the year ended January 31, 2005.

COMPENSATION COMMITTEE REPORT

General

      The Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing and approving annually corporate objectives relative to the compensation of the Chief Executive Officer ("CEO"), evaluating the performance of the CEO against those objectives and determining the CEO's compensation based on that evaluation. In addition, the Committee also reviews and approves the structure for and levels of compensation for the Company's other executive officers and management, reviews significant employee benefit programs and reviews and administers the Company's 1996 Stock Incentive Plan. The Committee is comprised of Ms. Margaret Hayes Adame, Mr. Nathan Leventhal, Mr. Donald Oresman, Mr. Leonard L. Silverstein and Mr. Alan H. Howard, all of whom are independent directors.

      The compensation policies established by the Company and which were in effect during fiscal year 2005 are designed to enable the Company to attract, retain, motivate and appropriately reward a group of highly qualified individuals who are expected to contribute to the Company's continued success. The three primary components of executive compensation are base pay, cash bonuses and stock based awards, primarily stock grants. The Committee reviews each component of executive compensation on an annual basis with reference to the competitive marketplace for skilled professionals, both at peer group companies and other organizations, inside as well as outside the watch and jewelry industry, and considering corporate, business unit and individual performance. To assist the Committee with such review in respect of fiscal 2005, the Committee retained a nationally recognized compensation consulting firm.

Base Salaries

      Base salary levels for senior management of the Company are reviewed by the Committee in light of the Committee's assessment of the responsibilities relative to the position under consideration, as well as each individual's background, training, experience and by reference to the competitive marketplace for comparable talent. Annual increases in base salary levels, if warranted, are reviewed with reference to the individual's performance, the performance of his or her business unit and the performance of the Company as a whole. Individual performance is evaluated by reference to the extent to which specific individual and departmental goals and objectives are met. These goals and objectives vary from department to department and, within any single department, from individual to individual. Corporate performance is measured by the Committee by reference to the Company's achievement of financial performance targets set at the beginning of the fiscal year.

      In fiscal 2005, the Committee approved management's recommendation to enter into retention agreements with certain executive officers and senior managers providing for severance payments that generally range from the equivalent of six to twelve months of base salary, payable only when employment is terminated without cause. Those agreements, which also contain non-compete and non-solicitation covenants on the part of the employee, also included limited equity grants in the form of stock options fully vesting after five years.

Cash Bonuses

      Cash bonuses, the second key component of executive compensation, are intended to provide incentives to senior management in the short term to achieve certain operating results, which are generally determined at the beginning of the fiscal year by management in consultation with the Board and the Committee. Concurrently with approving the annual operating objectives, the Committee establishes target bonuses for the coming fiscal year as a percentage of the base salary of each executive officer. In fiscal 2005, the target bonus for each of the CEO and the Chief Operating Officer was set at 75% of their respective base salaries and bonus targets ranged from 25% to 50 % of base salary for the other executive officers. Actual incentive compensation awards may be either more or less than targeted amounts depending on actual results compared with corporate, group and individual performance measures. Certain mid-level managers are also eligible to receive bonuses, which are used as an additional, incentive-based element of compensation dependent on corporate performance and individual merit.

      Based on the Company's overall performance in fiscal 2005 and its achieving substantially all of its key operating results, the Committee authorized funding of the bonus pool for the fiscal year and the payment of individual bonus amounts in-line with the achievement of those corporate results. Individual bonus amounts were also determined by reference to subjective criteria and the extent to which individual performance objectives were achieved.

Equity Based Plans

      Stock ownership is the third key element of the Company's executive compensation program and is afforded to all employees through a number of various equity plans. Executive officers and senior and mid-level management employees generally receive an annual long term equity grant in the form of stock based awards granted under the Company's 1996 Stock Incentive Plan (the "Incentive Plan"). To a lesser extent, stock options are generally awarded under the Incentive Plan for certain newly hired employees and in connection with some promotions. In addition to the Incentive Plan, equity participation is also afforded to executives and certain key employees who participate in the Company's Deferred Compensation Plan as well as to all other employees, not eligible to participate in the Deferred Compensation Plan through the Company's Employee Stock Bonus Plan, adopted in fiscal 1999 ("Stock Bonus Plan").

      Stock awards and options have been awarded under the Incentive Plan on the basis of the position held by the grantee, contributions made by the person for the given fiscal year as well as expectations of future contributions . Both option and stock grants are designed to retain executive officers and enhance shareholder value by aligning the financial interests of each executive officer or other key employee with the interests of the Company's shareholders over the long term. All options granted under the Incentive Plan have an exercise price equal to or greater than the market value of the stock on the date of grant, generally vest in equal annual increments over three or five years and expire ten years from the date of grant. Some previously granted options also contained a reload feature under which option holders can use Company Common Stock (or Class A Common Stock) they have owned for at least six months to pay the exercise price of their options, have shares withheld for the payment of income taxes due on exercise and receive a new reload option to make up for the shares used or withheld. The Committee no longer grants any options with reload rights and most reload rights previously granted have been terminated, including all those granted to the CEO and the other executive officers. In fiscal 2005, the Committee again made performance awards under the Incentive Plan in the form of stock awards and generally limited option grants to newly hired key employees and in connection with the retention agreements discussed above. All stock awards of Common Stock granted under the Incentive Plan in fiscal 2005 are subject to a three year vesting requirement.

      Under the Deferred Compensation Plan, participants' salary deferrals, up to either five or ten percent of base salary, are fully matched by the Company. Eighty percent of the match is in the form of cash and twenty percent is in the form of rights to Common Stock representing the number of shares (including fractional shares) of Common Stock that such twenty percent portion of the matching contribution could purchase based on the closing price of the Common Stock at the end of the calendar quarter in which the contribution is made. Vesting in Company matching contributions is 20% per year. Distributions are made beginning in January following termination of the participant's employment and are in ten annual installments unless the Company determines to make them in a lump sum.

      Under the terms of the Stock Bonus Plan, the Company determines after the end of each fiscal year, depending on financial performance and subject to Compensation Committee and Board approval, whether to make a contribution of shares to the plan from its treasury shares, up to an amount equivalent in value to up to 1% of the total base salaries of all participants in the plan. For fiscal 2005 the Company contributed 15,954 shares to the plan representing one percent (1.0%) of total base salaries of all plan participants. Each participant vests in 100% of their pro-rata portion (based on salary) of such contribution after five years or upon attaining retirement age if sooner. All distributions to plan participants are in the form of shares of Common Stock of the Company, with cash payments for any fractional share amounts.

Compensation of Chief Executive Officer

      The compensation paid to the Company's Chief Executive Officer ("CEO") in fiscal 2005 consisted primarily of salary and bonus. No new discretionary stock options or other stock awards under the Incentive Plan were granted to the CEO last year and his base salary, which was approved by the Committee at the beginning of the year, remained flat in fiscal 2005 compared with the prior year. Under the terms of the Company's 2001 Executive Performance Plan (see below), the bonus paid to the CEO for fiscal 2005 was approved by the Committee on the basis of the Company achieving the performance criteria for fiscal 2005 as set forth in that plan and as previously approved by the Committee, namely achieving the targeted earnings per share for that performance period. The Committee retains the discretion to reduce or eliminate payments under the Executive Performance Plan for results relative to an executive's individual performance. With reference to the CEO's performance in fiscal 2005, the Committee determined that he met or exceeded substantially all the performance goals established at the beginning of the year, including the successful integration of the Ebel business into the Company and the repositioning of the Ebel brand in the luxury watch category, as well as financial results that included at least $30 million of positive cash flow and assuring the Company's compliance with section 404 of the Sarbanes-Oxley Act.

During the first quarter of fiscal 2006, as part of the Committee's evaluation of Mr. Grinberg's performance last year and in consultation with its independent compensation consultant, it granted Mr. Grinberg an option under the Incentive Plan to purchase 100,000 shares of the Company's Common Stock. The option vests over three years and expires 10 years from the grant date. Since the exercise price of the option is at market value on the grant date, its value is tied directly to increases in the price of the Company's Common Stock and is thus linked to the Company's long term performance.

Policy  Regarding Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to the CEO and the four other most highly compensated executive officers of the Company. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company's 2001 Executive Performance Plan which was adopted in fiscal 2002 is structured such that annual incentive bonuses and long-term equity-based compensation paid thereunder for the Company's most senior executives should constitute qualifying performance-based compensation under Section 162(m). However, the Compensation Committee recognizes that unanticipated future events, such as a change of control of the Company or a change in executive personnel, could result in a disallowance of compensation deduction under Section 162(m). Moreover, the Compensation Committee may from time to time award compensation that is non-deductible under Section 162(m) when in the exercise of the Compensation Committee's business judgment such award would be in the best interest of the Company.

COMPENSATION COMMITTEE
Alan H. Howard (chairman)
Margaret Hayes Adame
Nathan Leventhal
Donald Oresman
Leonard L. Silverstein

PERFORMANCE GRAPH

      The performance graph set forth below compares the cumulative total shareholder return of the Company's Common Stock for the last five fiscal years through the fiscal year ended January 31, 2005 with that of the Broad Market (CRSP Total Return Index for the NYSE Stock Market) and a peer group index comprised of the following two companies: Fossil Inc. and Tiffany & Co. (the "peer group"). The returns of each company in the peer group index have been weighted according to the respective issuer's stock market capitalization. Each graph assumes an initial investment of $100 on January 30, 2000 and the reinvestment of dividends (where applicable).


                              [PERFORMANCE GRAPH]

                                     LEGEND

Symbol  CRSP TOTAL RETURNS INDEX FOR:       01/2000  01/2001  01/2002  01/2003  01/2004  01/2005
------  ----------------------------------  -------  -------  -------  -------  -------  -------
___     - Movado Group, Inc.                 100.0     73.7     94.6     98.7    154.7    199.8
---     - NYSE Stock Market (US Companies)   100.0    110.4     99.3     80.5    107.7    117.2
---     - Self-Determined Peer Group         100.0    101.3     99.6     71.6    120.5    111.0

Companies in the Self - Determined Peer Group
    FOSSIL INC                                       TIFFANY & CO NEW

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Exchange Act the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filing and shall not otherwise be deemed filed under such acts.

      The Audit Committee has reviewed and discussed with the Company's management and with PricewaterhouseCoopers LLP management's assessment of the effectiveness of the Company's internal control over financial reporting, the evaluation by PricewaterhouseCoopers LLP of the Company's internal control over financial reporting and the audited financial statements of the Company for the fiscal year ended January 31, 2005. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees) by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

      Based on the Audit Committee's review and discussions noted above, the Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2005 for filing with the Securities and Exchange Commission.

      The Committee and the Board also have recommended, subject to shareholder approval, the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal 2006.

Members of the Audit Committee:
Donald Oresman (chairman)                   Alan H. Howard
Margaret Hayes Adame                        Nathan Leventhal

FISCAL 2005 AND 2004 AUDIT FIRM FEE SUMMARY

      The following table presents the aggregate fees billed for professional services rendered by the Company's independent auditors, PricewaterhouseCoopers LLP, in the "audit fees", "audit - related fees", "tax fees", and "all other fees" categories, in each case as such terms are defined by the SEC, for the fiscal years ended January 31, 2005 and 2004.

YEAR   AUDIT ($)   AUDIT RELATED ($)   TAX ($)   ALL OTHERS ($)   TOTALS ($)
----   ---------   -----------------   -------   --------------   ----------
2004     515,000       1,053,000        94,000       1,400         1,663,400

2005   1,410,913         294,730       354,349       1,500         2,061,491

      Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only the Company's auditors provide, such as statutory audits and review of documents filed with the SEC. The increase in audit fees for fiscal 2005 was primarily related to services in connection with section 404 of the Sarbanes-Oxley Act of 2002.

      Audit related fees include fees for assurance and related services that are traditionally performed by the Company's auditors. The services include audits of employee benefit plans, consultation in connection with financial and accounting standards, and, for fiscal 2004, due diligence performed in connection with the Ebel acquisition.

      Tax fees include fees for services that are performed by professional tax staff other than in connection with the audit. The services include tax compliance, tax advice and tax planning services which, in fiscal 2005, included such services primarily related to the Ebel acquisition.

      All other fees are subscription fees for the use of the independent auditors' database of authoritative literature and accounting and financial guidance.

      The Audit Committee reviews and approves all audit and non-audit services to be rendered in every instance by the Company's independent auditors before such auditors are engaged to render any such services. Therefore the Audit Committee has not adopted a pre-approval policy with respect to such services.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

      The Board of Directors, upon the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP to be the Company's independent accountants for the year ending January 31, 2006, subject to ratification of such appointment by the Company's shareholders. PricewaterhouseCoopers LLP has served as the Company's independent accountants since fiscal year 1977 and is considered by the Audit Committee and the Board to be well qualified. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR SUCH RATIFICATION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

      The Company's By-Laws set forth procedures requiring that any shareholder wishing to bring business before an annual meeting of shareholders, including the nomination of candidates to the Board of Directors, give timely written notice to the Secretary of the Company. To be timely such notice must be delivered personally or mailed to and received at the Company's principal executive offices not less than 60 or more than 90 days before the Annual Meeting, except that, if less than 70 days notice or prior public disclosure of the Annual Meeting date is given to shareholders, notice by a shareholder is timely if received not later than the close of business on the 10th day after the date notice of the Annual Meeting was mailed or public disclosure thereof was made. Shareholders' proposals intended to be presented at the 2006 Annual Meeting of Shareholders must be received by the Company no later than January 21, 2006 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's executive officers, directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Stockholders") to file reports of ownership and changes of ownership with the Securities and Exchange Commission. As a practical matter, the Company assists its directors, officers and certain 10% Stockholders by completing and filing
Section 16 reports on their behalf. The Company's executive officers, directors and 10% Stockholders timely complied with all such filing requirements applicable to them with respect to their beneficial ownership of Capital Stock, except that a Form 3 ("Initial Statement of Beneficial Ownership") for Michael Hand, the Company's Controller, was inadvertently filed two days late. In addition, due to administrative errors, one Form 4 reporting three transactions and another Form 4 reporting two transactions the following day by Alexander Grinberg, a 10% Stockholder, were filed one and two days late, respectively; and a stock award granted to Richard Cote under the Company's Stock Incentive Plan in April 2004 was untimely reported that same month.

OTHER MATTERS

      The Board of Directors, at the time of the preparation of this Proxy Statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies received and not theretofore revoked in accordance with their best judgment.

      Upon the written request of any record holder or beneficial owner of Common Stock or Class A Common Stock entitled to vote at the Annual Meeting, the Company, without charge, will provide a copy of its Annual Report on Form 10-K for the year ended January 31, 2005, as filed with the Securities and Exchange Commission. Requests should be directed to Suzanne Michalek, Director Corporate Communications, Movado Group, Inc., 650 From Road, Paramus, New Jersey 07652.

May 16, 2005

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

MOVADO GROUP, INC.                                 PROXY/VOTING INSTRUCTION CARD

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MOVADO GROUP,
                                      INC.
                     FOR THE ANNUAL MEETING ON JUNE 16, 2005

            The undersigned appoints Timothy F. Michno and Frank Kimick, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Movado Group, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on June 16, 2005, and at any adjournment or postponement thereof, as indicated on the reverse side.

            This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR proposals 1and 2.

                               MOVADO GROUP, INC.
                               P.O. BOX 11346
                               NEW YORK, N.Y. 10203-0346

            (Continued, and to be signed and dated on reverse side.)

      MOVADO GROUP INC.                          NOTICE OF ANNUAL MEETING OF
       650 FROM ROAD, PARAMUS, NJ 07652    SHAREHOLDERS TO BE HELD JUNE 16, 2005

      Dear Shareholder:

      The Annual Meeting of Shareholders of Movado Group, Inc. will be held at 10:00 a.m. on Thursday, June 16, 2005, at the Company's executive offices, 650 From Road, Paramus, NJ, for the following purposes:

            1.    To elect eight directors to the Board of Directors.

            2.    To ratify selection of independent public accountants.

      Only holders of Common Stock and Class A Common Stock of Movado Group, Inc. of record at the close of business on May 12, 2005 will be entitled to vote at the meeting or any adjournment thereof.

      TO BE SURE THAT YOUR VOTE IS COUNTED, WE URGE YOU TO COMPLETE AND SIGN THE PROXY/VOTING INSTRUCTION CARD BELOW, DETACH IT FROM THIS LETTER AND RETURN IT IN THE POSTAGE PAID ENVELOPE ENCLOSED IN THIS PACKAGE. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.

                                        BY ORDER OF THE BOARD OF DIRECTORS

      May 16, 2005                      TIMOTHY F. MICHNO
                                        General Counsel and Secretary

[ ]                          - DETACH PROXY CARD HERE -

            PLEASE SIGN, DATE AND RETURN
            THE PROXY PROMPTLY USING THE               [X]
            ENCLOSED ENVELOPE.                VOTES MUST BE INDICATED
                                              (X) IN BLACK OR BLUE INK.

1.    Election of Directors

FOR an nominees  [ ] WITHHOLD AUTHORITY to vote     [ ]  *EXCEPTIONS  [ ]  To change your address, please mark this box. [ ]
listed below         for all nominees listed below

Nominees: Gedalio Grinberg, Efraim Grinberg, Margaret Hayes-Adame,         If you plan to attend the meeting, please mark [ ]
          Richard Cote, Alan H. Howard, Nathan Leventhal, Donald Oresman   this box.
          and Leonard L. Silverstein

*Exceptions ____________________________________________________________________
INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED.

                                                                                  FOR   AGAINST   ABSTAIN

2.    To ratify and approve the selection by the Audit Committee of the Board of  [ ]     [ ]       [ ]
      Directors of PricewaterhouseCoopers LLP as independent public accountants for the Company for the fiscal year ending January 31, 2006.

In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

                                                                        SCANLINE

The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

___________________________________                    _________________________
    Date Share  Owner sign here                            Co-Owner sign here

                                      4928